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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1034

Date of Report (Date of earliest event reported)  June 16, 1997

                        Leading-Edge Earth Product, Inc.
             (Exact name of registrant as specified in its charter)

    State of Oregon                  93-6756-S               93-10022429
(State of incorporation)            (Commission             (IRS Employer
                                    file number)          identification no.)

                319 Nickerson St. #186, Seattle, Washington 98109
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  800-788-3599 no change
          (former name or former address, if changed since last report)

--------------------------------------------------------------------------------

                                 8-K INFORMATION

Item 4. Changes in Registrant's Certifying Accountant

Amendment to 8-K dated June 24, 1997

(2) In a meeting of the Board of Directors, held June 26, 1997, the Board unanimously approved the appointment of W. Alan Jorgensen, Certified Public Accountant to be the companies auditor for the year ended April 30, 1997. Mr. Jorgensen's letter of acceptance is included as an exhibit.

The newly engaged accountant is in receipt of the companies response to Item 304(a) and has not commented on it.

The former accountant is in receipt of the companies response to Item 304(a) and has commented on it by letter which is included as an exhibit.

                                                Leading-Edge Earth Product, Inc.
                                                                    (Registrant)

Date:  July 11, 1997                               Grant C. Record, Secretary

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                         [W. ALAN JORGENSEN LETTERHEAD]



                                 June 25, 1997

Mr. Grant Record
Chief Executive Officer
10002 Aurora Avenue North #3345
Seattle, WA 98133-9334

        Sent via facsimile #1-717-326-1892

                RE:  Leading Edge Earth Products, Inc.

Dear Mr. Record:

        I am pleased to confirm my understanding of the services I am to provide for Leading Edge Earth Products, Inc. ("Company") for the year ended April 30, 1997.

        I will audit the balance sheet of Company as of year end, and the related statements of income, retained earnings, and cash flows for the year then ended.

        My audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures I consider necessary to enable me to express an opinion as to whether your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. If my opinion is other than unqualified, I will discuss the reasons with you in advance. If, for any reason, I am unable to complete the audit, I will not issue a report as a result of this engagement.

        My procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. I will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of my audit, I will require certain written representations from you about the financial statements and related matters.


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June 25, 1997
Page 2


        An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, my audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, I will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because of the concept of reasonable assurance and because I will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts, may exist and not be detected by us. However, I will inform you of any material errors that come to my attention and any fraud that comes to my attention. My responsibility as auditor is limited to the period covered by our audit and does not extend to any other periods for which I am not engaged as auditor.

        I understand that you will provide me with the basic information required for my audit and that you are responsible for the accuracy and completeness of that information. I will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and related internal controls, the selection and application of accounting principles, and the safeguarding of assets. Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

        My audit is not specifically designed and cannot be relied on to disclose reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if I become aware of such reportable conditions or ways that I believe management practices can be improved, I will communicate them to you in a separate letter.

        My fee for this service is $15,000. This amount will include reasonable costs incurred for travel and other out-of-pocket costs such as report production typing, postage, etc. The fee is based on the understanding that your personnel will cooperate fully in the audit process. Also, the fee is based on the assumption that unexpected circumstances will not be encountered during the audit. If any significant and unusual and unforeseen circumstance arise, and additional time will be necessary, I will discuss it with you and arrive at a new fee arrangement.

        The terms of our agreement call for a $5,000 payment upon your acceptance of this engagement letter, and $10,000 to be paid at

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June 25, 1997
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the time the audit is completed.

        I appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let me know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to me.

                                Very truly yours,


                                /s/ W. ALAN JORGENSEN

                                W. Alan Jorgensen, CPA

RESPONSE:

        This letter correctly sets forth our understanding.


Signature: ________________________________
           Grant C. Record

Date: _____________________________________

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                         [PEAT MARWICK LLP LETTERHEAD]


June 27, 1997


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Leading-Edge Earth Products, Inc. and, under the date of October 7, 1996, we reported on the financial statements of Leading-Edge Earth Products, Inc. as of and for the years ended April 30, 1996 and 1995. On June 16, 1997, we declined to stand for re-election. We have read Leading-Edge Earth Products, Inc.'s statements included under Item 4 of its Form 8-K dated June 24, 1997 and we agree with such statements, except that we are not in a position to agree or disagree with Leading-Edge Earth Products, Inc.'s statement that the change was approved at a meeting of the stockholders.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP



RECEIVED JULY 7, 1997

J R MEDLEY